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                                                                    Exhibit 10.3
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                             TAX SHARING AGREEMENT

     This Tax Sharing Agreement (the "Agreement") dated as of April 11, 2001 is between Philip Morris Companies Inc., a Virginia corporation ("Companies"), and Kraft Foods Inc., a Virginia corporation ("Kraft") (sometimes referred to herein individually as "Party", or together, as "Parties").

     WHEREAS, Companies is the common parent corporation of an affiliated group of corporations (the "Companies Consolidated Return Group") within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, Kraft is a member of the affiliated group of corporations with respect to which Companies is the common parent corporation;

     WHEREAS, the Companies Consolidated Return Group has filed and intends to file consolidated income tax returns permitted by Section 1501 of the Code and similar laws of other jurisdictions;

     WHEREAS, Companies and Kraft desire to agree upon a method of determining the financial consequences to each Party resulting from the filing of consolidated or combined income tax returns;

     WHEREAS, Kraft desires to be indemnified by Companies with respect to certain tax liabilities and Companies is willing to so indemnify Kraft; and

     WHEREAS, Companies desires to be indemnified by Kraft with respect to certain tax liabilities, and Kraft is willing to so indemnify Companies;

     NOW, THEREFORE in consideration of the premises and mutual covenants herein contained, the Parties hereby agree as follows:

1.   Definitions.  For the purposes of this Agreement, the terms set forth below
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shall have the following meanings.

               "Combined State Tax" means, with respect to each state or local
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taxing jurisdiction, any income or franchise tax payable to such state or local taxing jurisdiction in which a member of the Kraft Group, as defined below, files tax returns with a member of a Companies Consolidated Return Group that is not also a member of the Kraft Group on a consolidated, combined or unitary basis for purposes of such income or franchise tax.

               "Federal Income Tax" means any tax imposed under Subtitle A of
                ------------------
the Code.
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               "Final Determination" shall mean (i) with respect to Federal
                -------------------
Income Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and, with respect to taxes other than Federal Income Taxes, any final determination of liability in respect of a tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations); or (ii) the payment of tax by any member of the Companies Consolidated Return Group with respect to any item disallowed or adjusted by a Taxing Authority (as hereinafter defined), provided that Companies determines that no action should be taken to recoup such payment.

               "Kraft Combined State Tax Liability" shall mean, with respect to
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any taxable year, an amount of Combined State Taxes, including any interest, penalties and other additions to such taxes for such taxable year, other than those attributable to Companies's negligence, determined by taking the total separately computed state income or franchise tax liabilities of the Kraft Group over the total separately computed state income or franchise tax liabilities of the Companies Consolidated Return Group multiplied by the combined state income or franchise tax liability of the Companies Consolidated Return Group.

               "Kraft Current Federal Income Tax Provision" shall mean, with
                ------------------------------------------
respect to any financial statement year, the sum of the Kraft Group's current federal income tax provision determined in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), recorded on the Kraft Group's books and records and reported in the Kraft Group's published financial statements.

               "Kraft Federal Income Tax Liability" shall mean, with respect to
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any taxable year, the sum of the Kraft Group's Federal Income Tax liability and any interest, penalties and other additions to such taxes for such taxable year, other than those attributable to Companies's negligence (as determined under the applicable principles of agency law rather than Code Section 6662), computed as if the Kraft Group were not and never were part of the Companies Consolidated Return Group, but rather were a separate affiliated group of corporations filing a consolidated United States Federal Income Tax return pursuant to Section 1501 of the Code (provided, however, that transactions with members of the PM Companies Non-Food Group, as defined below, shall be reflected according to the provisions of the consolidated return regulations promulgated under the Code governing intercompany transactions). Such computation shall be made: (A) without regard to the income, deductions (including net operating loss and capital loss deductions) and credits in any year of any member of the Companies Consolidated Return Group that is not a member of the Kraft Group, (B) by taking account of any Tax Asset of the Kraft Group in accordance with Section 2(c) hereof, (C) with regard to net operating loss and capital loss carryforwards and carrybacks and minimum tax credits from earlier years of the Kraft Group, (D) as though the highest rate of tax specified in Section 11(b) of the Code were the only rate set forth in that subsection, and (E) reflecting the positions, elections and accounting methods and periods used with respect to the Kraft Group in preparing the Companies consolidated Federal Income Tax return.

               "Kraft Group" shall mean Kraft and any direct or indirect
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corporate subsidiaries of Kraft that would be eligible, from time to time, to join with Kraft, with respect to

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Federal Income Taxes, in the filing of a consolidated United States Federal
Income Tax return and, with respect to Combined State Taxes, in the filing of a consolidated, combined or unitary income or franchise tax return if Kraft were not a member of the Companies Consolidated Return Group.

               "Kraft Group Tax" means (i) Kraft Federal Income Tax Liability;
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(ii) Kraft Combined State Tax Liability; (iii) any other tax imposed on any member of the Kraft Group with respect to any taxable year, or, with respect to any taxable year, any other tax imposed on any direct or indirect subsidiary or affiliate of Kraft that is not a member of the Kraft Group, including any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by any member of the Kraft Group, payroll, employment, excise, severance, stamp, capital stock, occupation, property, real property gains, environmental or windfall profit tax, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (United States or non-United States); and (iv) liability of any member of the Kraft Group for the payment of any amounts of the type described in (i), (ii) or
(iii) as a result of any express or implied obligation to indemnify any other person.

               "Kraft Pro Forma Combined State Return" means, for each state in
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which a combined state income tax return may be filed, either a formal combined state income tax return, or, in the alternative, a schedule on which the Kraft Combined State Tax Liability is reflected.

               "Kraft Pro Forma Federal Return" means either a formal Form 1120,
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or, in the alternative, a schedule on which the Kraft Federal Income Tax
Liability is reflected.

               "PM Companies Non-Food Group" means Companies and any direct or
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indirect corporate subsidiaries or affiliates of Companies other than the Kraft
Group.

               "PM Companies Non-Food Group Tax" means (i) the Federal Income
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Tax liability of the Companies Consolidated Return Group less the Kraft Federal
Income Tax Liability; (ii) the Companies Combined State Tax liability less the Kraft Combined State Tax Liability; (iii) any other tax imposed on any member of the PM Companies Non-Food Group, including any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by any member of the PM Companies Non-Food Group, payroll, employment, excise, severance, stamp, capital stock, occupation, property, real property gains, environmental or windfall profit tax, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (United States or non-United States); and (iv) liability of any member of the PM Companies Non-Food Group for the payment of any amounts of the type described in
(i), (ii) or (iii) as a result of any express or implied obligation to indemnify any other person.

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               "Tax Asset" means any federal or state net operating loss, net
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capital loss, general business credit, foreign tax credit, charitable deduction, or any other loss, credit, deduction, or tax attribute which could reduce any tax (including, without limitation, deductions, credits, alternative minimum net operating loss carryforwards related to alternative minimum taxes or additions to the basis of property).

               "Taxing Authority" means any governmental authority (whether
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United States or non-United States, and including, without limitation, any state, municipality, political subdivision or governmental agency) responsible for the imposition of any tax.

2.   Tax Sharing.
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     (a)  General.  As specifically provided for in Sections 2(b) through 2(e)
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of this Agreement, for each financial statement year of the Companies
Consolidated Return Group ending after the effective date of this Agreement, during which income, loss or credits against tax of the Kraft Group are includible in the United States consolidated Federal Income Tax return of the Companies Consolidated Return Group, Kraft shall pay to Companies an amount equal to the sum of the Kraft Federal Income Tax Liability for such taxable year as shown on a Kraft Pro Forma Federal Return plus a net amount reasonably determined by Companies to cover Kraft Federal Income Tax Liabilities attributable to current or prior years that is not otherwise reflected in the Kraft Pro Forma Federal Returns for such years. For each taxable year of the Companies Consolidated Return Group, ending after the effective date of this Agreement, during which income, loss or credits against tax of the Kraft Group are includible in a Combined State Tax Return of Companies Consolidated Return Group, Kraft shall pay to Companies an amount equal to the Kraft Combined State Tax Liability for such taxable year as shown on a Kraft Pro Forma Combined State Return.

     (b)  Payment of Taxes.
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          (i)  Quarterly Payments.  Not later than fifteen days after the end of
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each quarter, or in the case of the last quarter of Kraft's financial statement year, immediately prior to the closing of the books for such financial statement, Kraft shall identify the Kraft Current Federal Income Tax Provision for such quarter, determined in accordance with United States GAAP, on its books and immediately thereafter transfer such amount, by way of an intercompany transfer, to the books of Companies.

          (ii) Preparation and Delivery of Estimated Pro Formas.  On the date
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that is five business days prior to the due date for the Companies Consolidated
Return Group's consolidated Federal Income Tax return, Companies shall deliver to Kraft a Kraft Pro Forma Federal Return reflecting the Kraft Federal Income Tax Liability on an estimated basis. On the date that is five business days prior to the due date for each Combined State Tax return, Companies shall deliver to Kraft a Kraft Pro Forma Combined State Return (together with the Kraft Pro Forma Federal Return, the "Kraft Pro Forma Returns") reflecting the relevant Kraft Combined State Tax Liability on an estimated basis. Companies's preparation and delivery of the Kraft Pro Forma Federal Return shall include related schedules and returns, including, but not limited to, preparation of Form 1118 or in the alternative, a schedule reflecting what is on

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Form 1118, for purposes of computing any separate foreign tax credit limitation under Section 904(d) of the Code.

          (iii)  Preparation and Delivery of Final Pro Formas.  On or before
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November 1 following the end of the taxable year of any year for which payments are to be made under this Agreement, Companies shall deliver to Kraft a Kraft Pro Forma Federal Return reflecting the Kraft Federal Income Tax Liability. On or before December 15 following the end of the taxable year of any year for which payments are to be made under this Agreement, Companies shall deliver to Kraft a Kraft Pro Forma Combined State Return reflecting the relevant Kraft Combined State Tax Liability. As with the estimated Kraft Pro Forma Federal Return delivered by Companies under Section 2(b)(ii) of this Agreement, Companies's preparation and delivery of the Kraft Pro Forma Federal Return hereunder shall include related schedules and returns, including, but not limited to, preparation of Form 1118 or in the alternative, a schedule reflecting what is on Form 1118, for purposes of computing any separate foreign tax credit limitation under Section 904(d) of the Code.

          (iv)   Reconciliation of Payments.  On or before November 1 following
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the end of the taxable year of any year for which payments are to be made under this Agreement, Kraft shall pay to Companies, or Companies shall pay to Kraft, as appropriate, an amount equal to the difference, if any, between: (x) the Kraft Federal Income Tax Liability reflected on the Kraft Pro Forma Federal Return for such year, plus a net amount reasonably determined by Companies to cover Kraft Federal Income Tax Liabilities attributable to current or prior taxable years that is not otherwise reflected in the Kraft Pro Forma Federal Return for such years; and (y) the aggregate amount of the quarterly payments of the Kraft Current Federal Income Tax Provision for such year made pursuant to
Section 2(b)(i) of this Agreement. On or before December 15 following the end of the taxable year of any year for which payments are to be made under this Agreement, Kraft shall pay to Companies the Kraft Combined State Tax Liability as reflected on the Kraft Pro Forma Combined State Return.

     (c)  Use of Tax Assets.  If a Kraft Pro Forma Return reflects a Tax Asset
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that may under applicable law be used to reduce a Federal Income Tax or Combined
State Tax liability of the PM Companies Non-Food Group for any taxable period, Companies shall pay to Kraft an amount equal to the actual tax saving produced by such Tax Asset at the time such saving is realized by the PM Companies Non-Food Group. The amount of any such tax saving for any taxable period shall be the amount of the reduction in taxes payable to a Taxing Authority with respect to such tax period as compared to the taxes that would have been payable to a Taxing Authority by the PM Companies Non-Food Group with respect to such tax period in the absence of such Tax Asset.

     (d)  Treatment of Adjustments.  Except as provided in Section 3(a) below,
          ------------------------
if any adjustment (including any adjustment affecting the use of a Tax Asset, but not including any adjustment resulting in a refund under Section 4 below) is made in a tax return of the Companies Consolidated Return Group, after the filing thereof, in which income or loss of the Kraft Group is included, then at the time of a Final Determination of the adjustment, Kraft shall pay to Companies or Companies shall pay to Kraft (or Companies shall apply against amounts due from Kraft under Section 2(b)(iv) of this Agreement), as the case may be: (i) the difference between

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(x) all net payments actually made under Section 2 with respect to the taxable year covered by such tax return, and (y) all payments that would have been made under Section 2 taking such adjustment into account, together with any penalties actually paid, plus (ii) interest on such difference for each day, beginning on the due date of such return without regard to extensions and ending on the date of Final Determination, calculated at the rate determined, in the case of a payment by Kraft, under Section 6621(a)(2) of the Code as modified by Section 6621(c) of the Code and, in the case of a payment by Companies, at the intercompany rate utilized between Companies and Kraft from the date(s) of payment determined on the basis of the most recent payments and ending on the date of Final Determination.

     (e)  Preparation of Returns.  So long as the Companies Consolidated Return
          ----------------------
Group elects to file consolidated Federal Income Tax returns as permitted by
Section 1501 of the Code or any Combined State Tax return, Companies shall prepare and file such returns and any other returns, documents or statements required to be filed with the Internal Revenue Service with respect to the determination of the Federal Income Tax liability of the Companies Consolidated Return Group and with the appropriate Taxing Authorities with respect to the determination of the Combined State Tax liability of the Companies Consolidated Return Group. With respect to such return preparation, Companies shall not discriminate among any members of the Companies Consolidated Return Group. Companies shall have the right with respect to any consolidated Federal Income Tax returns or Combined State Tax returns that it has filed or will file to determine (i) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported; (ii) whether any extensions should be requested; and (iii) the elections that will be made by any member of the Companies Consolidated Return Group. Companies shall not take any unreasonable position in preparing the Kraft Pro Forma Returns; however, any dispute with respect to the filing of such consolidated Federal Income Tax return or Combined State Tax return shall be resolved pursuant to Section 7 of this Agreement. In addition, Companies shall have the right to (i) contest, compromise, or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of any consolidated or combined return filed by the Companies Consolidated Return Group; (ii) file, prosecute, compromise or settle any claim for refund; and (iii) determine whether any refunds to which the Companies Consolidated Return Group may be entitled shall be received by way of refund or credited against the tax liability of the Companies Consolidated Return Group; provided, however, that Companies shall be obligated to act in good faith with regard to all members of the Companies Consolidated Return Group included in the applicable returns. Each member of the Kraft Group hereby irrevocably appoints Companies as its agent and attorney-in-fact to take any action (including the execution of documents) Companies may deem necessary or appropriate to implement this Section 2(e).

3.   Indemnification.
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     (a)  Companies will indemnify the Kraft Group against and hold it harmless from (i) any adjustments by a Taxing Authority to any and all Kraft Federal Income Taxes to the extent of the amounts previously transferred from Kraft to Companies with respect to any Kraft Federal Income Tax Liability; (ii) any adjustments by a Taxing Authority to any and all PM Companies Non-Food Group Taxes; and (iii) all liabilities, costs, expenses (including, without limitation,

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

reasonable expenses of investigation and attorney's fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Federal Income Tax described in (i) or (ii).

     (b) To the extent not already provided for in Section 2(d) hereof, Kraft will indemnify Companies against and hold it harmless from (i) any adjustments by a Taxing Authority to any and all Kraft Group Taxes, other than amounts for Kraft Federal Income Taxes to the extent of the amounts previously transferred from Kraft to Companies; and (ii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in
(i).

4.   Refunds.
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     (a)  If, with respect to any tax indemnifiable by Kraft pursuant to Section
3(b) of this Agreement, Companies receives a refund, offset or credit, Companies shall promptly remit to Kraft the amount of such refund, offset or credit, together with any interest received thereon.

     (b)  If, with respect to any tax indemnifiable by Companies pursuant to
Section 3(a) of this Agreement, Kraft receives a refund, offset or credit, Kraft shall promptly remit to Companies the amount of such refund, offset or credit, together with any interest received thereon.

     (c) Companies or Kraft, as the case may be, will be entitled to a payment equal to any refunds, offsets or credits only after the party which has received an offset, credit or refund has actually secured the cash benefit of such refund, offset or credit. For purposes of this Section 4(c), the Party entitled to a refund, offset or credit shall be considered to use any other losses, deductions, amortization, exclusions from income, offsets, credits, other allowances or any carryforwards or carrybacks of such items prior to securing the benefit of such refund, offset or credit. No indemnification payment due pursuant to Section 3 of this Agreement will be reduced by any amount attributable to a refund, offset or credit unless and until the cash benefit of such refund, offset or credit has been actually secured in accordance with this
Section 4(c).

5.   Term.  This Agreement shall expire in the event that the Kraft Group is no
     ----
longer eligible to join with the Companies Consolidated Return Group in the filing of a consolidated Federal Income Tax return; provided, however, that all rights and obligations arising hereunder shall survive until they are fully effectuated or performed unless superseded by mutual agreement of the Parties.

6.   Successors.  This agreement shall be binding on and inure to the benefit of
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any successor, by merger, acquisition of assets or otherwise, to any of the
Parties hereto (including but not limited to any successor of Companies and Kraft succeeding to the tax attributes of such party under Section 381 of the
Code), to the same extent as if such successor had been an original party hereto.

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7.   Dispute Resolution.  If the Parties hereto are unable to resolve any
     ------------------
disagreement or dispute relating to this Agreement, including the interpretation or application thereof, within 20 days, Companies shall resolve such disagreement or dispute. Any such resolution shall be binding on the Parties to this Agreement without further recourse.

8.   Authorization, etc.  Each of the Parties hereto hereby represents and
     ------------------
warrants that it has the power and authority to execute, deliver and perform this Agreement; that this Agreement has been duly authorized by all necessary corporate action on the part of such Party; that this Agreement constitutes a legal, valid and binding obligation of each such Party; and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such Party.

9.   Section Captions.  Section captions used in this Agreement are for
     ----------------
convenience and underline reference only and shall not affect the construction of this Agreement.

10.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
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ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT GIVING EFFECT
TO LAWS AND PRINCIPLES RELATING TO CONFLICTS OF LAW.

11.  Counterparts.  This Agreement may be executed in any number of
     ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

12.  Waivers and Amendments.  This Agreement shall not be waived, amended or
     ----------------------
otherwise modified except in writing, duly executed by all of the Parties hereto.

13.  Effective Date.  This Agreement shall be effective as of January 1, 2001.
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     IN WITNESS WHEREOF, each of the parties hereto has caused this agreement to be executed by a duly authorized officer as of the date first above written.

                                        PHILIP MORRIS COMPANIES INC.

                                        By: /s/ Bruce S. Brown
                                            -----------------------

                                        Name:  Bruce S. Brown

                                        Title: Vice President, Taxes



                                        KRAFT FOODS INC.



                                        By: /s/ James P. Dollive
                                            -----------------------

                                        Name:  James P. Dollive

                                        Title: Chief Financial Officer

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